Exhibit 5.1

February 4, 2025

Microbot Medical Inc.

288 Grove Street, Suite 388

Braintree, MA 02184

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Microbot Medical Inc. (the “Company”) in connection with the preparation and filing of that certain Registration Statement on Form S-1 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to the registration of the resale of an aggregate of up to 15,966,530 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, issuable upon the exercise in full of outstanding options of the Company (the “Options”).

The Shares are being registered on behalf of certain persons or entities identified in the Registration Statement. The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

As counsel to the Company, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, corporate resolutions authorizing the issuance of the Shares and the Certificate of Incorporation and Bylaws of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us; (c) the conformity to the originals of all documents submitted to us as copies; (d) the genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued upon exercise of the Options in accordance with the terms thereof, are or will be duly and validly authorized, validly issued, fully paid and non-assessable.

February 4, 2025

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States and (iii) the Delaware General Corporation Law. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ruskin Moscou Faltischek PC

RUSKIN MOSCOU FALTISCHEK, P.C.